Exhibit 3.333

PAGE 1
     I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “RIVERTON AMBULATORY SURGERY CENTER, LLC” AS RECEIVED AND FILED IN THIS OFFICE.
     THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:
     CERTIFICATE OF FORMATION, FILED THE THIRD DAY OF NOVEMBER, A.D. 2005, AT 10:38 O’CLOCK A.M.
     AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “RIVERTON AMBULATORY SURGERY CENTER, LLC”.

4055262 8100H 110292926	/s/ Jeffrey W. Bullock Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 8620287 DATE: 03-14-11
You may verify this certificate online at
corp. delaware. gov/authver. shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:41 AM 11/03/2005
FILED 10:38 AM 11/03/2005
SRV 050898697 – 4055262 FILE
Certificate of Formation
of
Riverton Ambulatory Surgery Center, LLC
     The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware, particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the Delaware Limited Liability Company Act (the “Act”), hereby certifies that:
     FIRST: The name of the limited liability company is Riverton Ambulatory Surgery Center, LLC (the “Company”).
     SECOND: The address of the registered office and the name and address of the registered agent of the Company required to be maintained by Section 18-104 of the Act is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of November 2, 2005.

By:	/s/ Mary Kim E. Shipp
Mary Kim E. Shipp
Authorized Person